Exhibit 99.1

Delta Apparel Reports Second Quarter Fiscal Year 2011 Results

– Revenue Increased 14.9% to a Record $104.7 Million –

– Second Quarter Diluted EPS of $0.16 –

GREENVILLE, S.C.--(BUSINESS WIRE)--January 27, 2011--Delta Apparel, Inc. (NYSE Amex: DLA) today reported sales of $104.7 million and earnings of $0.16 per diluted share for its second quarter ended January 1, 2011. The Company’s results for the fiscal 2011 second quarter include the operations of The Cotton Exchange, which was acquired on July 12, 2010 and are included in the branded segment (formerly called the Retail-Ready segment) of the Company.

Second Quarter Highlights

Net sales for the three months ended January 1, 2011 were a record $104.7 million, an increase of $13.6 million, or 14.9%, from the prior year second quarter. The basics segment (formerly called the Activewear segment) drove the increase with organic sales growth of 23.9% compared to the prior year quarter. Branded segment (formerly called the Retail-Ready segment) sales increased $2.7 million driven from the addition of The Cotton Exchange revenue, partially offset by lower sales of vintage licensed products. Gross margins declined approximately 300 basis points due primarily to a higher mix of basics product sold in the second quarter compared to the prior year as branded products typically carry higher margins. Selling, general and administrative expenses decreased to 19.2% of sales from 21.5% due primarily to the lower sales of licensed products that include royalty payments, partially offset by higher marketing costs and expenses associated with the Company’s recent acquisitions.

The Company's second quarter operating income was $2.6 million, including a non-cash net favorable adjustment of $0.9 million related to the valuation of Art Gun contingent consideration and goodwill. At acquisition the Company was required to record the estimated fair value of contingent consideration, which resulted in goodwill of $0.6 million associated with the acquisition. Accounting standards require the Company to evaluate the fair value of contingent consideration at each reporting period and record all changes in the valuation through earnings. Based on the performance and projections of the business, the current estimated fair value of the contingent consideration is de minimis and the goodwill is considered impaired, resulting in a net favorable adjustment of $0.9 million, or $0.07 per diluted share.

Net income for the quarter ended January 1, 2011 was $1.4 million, or $0.16 per diluted share, compared to $1.0 million, or $0.11 per diluted share, in the prior year second quarter.

Fiscal Year to Date Highlights

Net sales for the six months ended January 1, 2011 were $212.6 million, an increase of $22.4 million, or 11.8%, compared to the same period for the prior fiscal year. The sales growth included revenue from the acquisition of The Cotton Exchange, along with an organic sales increase of 4.9%. Gross margins declined approximately 140 basis points as basics products comprised a higher percentage of sales. Net income for the six months ended January 1, 2011 was $3.1 million, or $0.35 per diluted share, compared to $3.6 million, or $0.42 per diluted share in the prior year.

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “Delta Apparel, Inc. had another good quarter, delivering great top line growth and solid profits that highlight the strength of our business model. While the greatest risk to our business continues to be the volatile cotton market, and the ultimate response by consumers to higher apparel price points, we believe we have many opportunities to expand our business in spite of these challenges. The Salt Life branded apparel, decals and bags, is an exciting opportunity for us to expand our product line and reach new consumers. In addition, our other proprietary brands, including Soffe®, The Cotton Exchange®, Junk Food®, and The Game®, continue to resonate well with consumers seeking quality, casual apparel. Our marketing and merchandising initiatives on both our basics and branded merchandise, coupled with our ability to continue leveraging our fixed costs, should give us strong growth and margin expansion potential for the second half of our fiscal year.”

Branded Segment Review

The branded segment sales (formerly called the Retail-Ready segment, but continuing to comprise the same business units, including Soffe, Junkfood, To The Game and Art Gun) were $48.5 million, a 5.9% increase from the prior year second quarter sales of $45.8 million. The sales growth primarily resulted from additional revenue from The Cotton Exchange, the college bookstore division of Soffe. This sales growth was partially offset by a sales decline in our vintage licensed products. Gross margins in the branded segment declined from the prior year second quarter as the sales mix shifted within our branded products. In addition, the Company incurred expenses in its digital printing business that further drove margins lower than the prior year. Including the $0.9 million net favorable adjustment from the valuation changes in the Art Gun business, operating income was $1.3 million in the second quarter of fiscal year 2011 compared to $2.9 million for the same period last year.

Basics Segment Review

The basics segment (formerly called the Activewear segment, but continuing to include the Delta Catalog and FunTees business units) had sales of $56.2 million for the quarter ended January 1, 2011, an increase of 23.9% compared to the prior year second quarter, driven from sales growth in both catalog and private label products. The sales increase resulted from 16.0% volume growth coupled with 6.8% higher average selling prices. Gross margins in the basics segment continued to improve, driven from the higher average selling prices, offset partially by the mix of products sold. Operating income was $1.4 million for the quarter ended July 1, 2011, a $2.0 million improvement from the prior year second quarter loss of ($0.6) million.

Fiscal 2011 Guidance

The Company reiterates its fiscal year 2011 outlook for sales and earnings. For the year ending July 2, 2011, the Company continues to expect net sales to be in the range of $455 to $465 million and earnings to be in the range of $1.55 to $1.70 per diluted share. The sales outlook for fiscal 2011 includes anticipated organic growth of approximately 3% to 6% after adjusting for one less week of operations in fiscal 2011 compared to the prior year, and approximately $25 million in additional revenues from The Cotton Exchange. The Company expects its branded segment to grow approximately 15% to sales in the range of $225 to $230 million. The basics segment sales grew 14% in fiscal 2010, and the Company expects to achieve sales of $230 to $235 million in this segment in fiscal 2011.

The Company remains concerned about the challenging economic conditions which, coupled with the higher prices driven from the volatile cotton market, could continue to impact consumer demand for apparel. In determining its expectations for the upcoming year, the Company believes it has taken into consideration these heightened risk factors.

Mr. Humphreys concluded, “We continue to remain optimistic about the future growth opportunities for our business. As a result of the Company’s recent additions to its brand portfolio, implementation of successful product marketing initiatives, ability to appeal to a larger customer base, and leverage of fixed cost, we should continue to drive sales growth and margin expansion in the second half of the year. Many new programs within Delta Apparel, Inc. are in their infancy and we have strategies in place to capitalize on these to deliver near- and long-term growth which should provide strong value to our shareholders in the years ahead.”

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing (913) 312-1483. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from January 27, 2011 through February 26, 2011. To access the telephone replay, participants should dial (858) 384-5517. The access code for the replay is: 1050440.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, Art Gun, LLC and TCX, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through most distribution channels for these types of goods. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Through Art Gun, LLC, the Company provides shoppers a “virtual art studio” to create customized graphics on apparel products. Many of the Company’s products are available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,400 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions, including market conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the ability to obtain and renew our significant license agreements; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; any restrictions to our ability to borrow capital or obtain financing; the uncertainty of raw material, transportation and energy prices; changes in our information systems related to our business operations; any significant interruptions with our distribution network; changes in the economic, political and social stability at our offshore locations; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	Jan 1, 2011	Dec 26, 2009	Jan 1, 2011	Dec 26, 2009

Net Sales	$104,722	$91,160	$212,639	$190,282
Cost of Goods Sold	82,844	69,384	164,851	144,861
Gross Profit	21,878	21,776	47,788	45,421

Selling, General and Administrative	20,076	19,561	42,971	38,819
Change in Fair Value of Contingent Consideration	(1,530)	-	(1,530)	-
Goodwill Impairment Charge	612	-	612	-
Other (Expense) Income, Net	(95)	28	(152)	133
Operating Income	2,625	2,243	5,583	6,735

Interest Expense, Net	601	903	1,202	1,857

Income Before Provision for Income Taxes	2,024	1,340	4,381	4,878

Provision for Income Taxes	608	361	1,315	1,316

Net Income	$1,416	$979	$3,066	$3,562

Weighted Average Shares Outstanding
Basic	8,500	8,516	8,512	8,512
Diluted	8,756	8,567	8,769	8,549

Net Income per Common Share
Basic	$0.17	$0.11	$0.36	$0.42
Diluted	$0.16	$0.11	$0.35	$0.42

		Jan 1, 2011	Jul 3, 2010	Dec 26, 2009

Current Assets
Cash		$270	$687	$423
Receivables, Net		53,179	60,991	45,920
Income Tax Receivable		1,362	-	887
Inventories, Net		144,373	116,599	130,010
Deferred Income Taxes		2,959	3,162	3,290
Other Assets		4,733	3,475	3,576
Total Current Assets		206,876	184,914	184,106

Noncurrent Assets
Property, Plant & Equipment, Net		39,021	37,694	35,491
Goodwill and Other Intangibles, Net		24,520	25,442	23,684
Other Noncurrent Assets		3,142	3,283	3,377
Total Noncurrent Assets		66,683	66,419	62,552

Total Assets		$273,559	$251,333	$246,658

Current Liabilities
Accounts Payable and Accrued Expenses		$58,181	$53,321	$48,593
Income Tax Payable		-	712	-
Current Portion of Long-Term Debt		5,718	5,718	5,718
Total Current Liabilities		63,899	59,751	54,311

Noncurrent Liabilities
Long-Term Debt		78,675	62,355	74,229
Deferred Income Taxes		2,417	1,826	1,471
Other Noncurrent Liabilities		48	1,687	123
Total Noncurrent Liabilities		81,140	65,868	75,823

Shareholders' Equity		128,520	125,714	116,524

Total Liabilities and Shareholders' Equity		$273,559	$251,333	$246,658

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, 864-232-5200 ext. 6620
Chief Financial Officer
or
ICR, Inc.
Investor Relations Contact:
Brendon Frey, 203-682-8200